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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b)

===============================================================================
1. Name and Address of Reporting Person*

    Aguilar-Brown                  Amy
-------------------------------------------------------------------------------
   (Last)                          (First)                   (Middle)

    395 Hudson Street, 6th Floor
-------------------------------------------------------------------------------
   (Street)

    New York                         NY                       10014
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   (City)                           (State)                  (Zip)
===============================================================================
2. Issuer Name and Ticker or Trading Symbol

    InterWorld Corporation/INTW
===============================================================================
3. I.R.S. Identification Number of Reporting Person, if an Entity (Voluntary)

===============================================================================
4. Statement for Month/Year
    February 2000
===============================================================================
5. If Amendment, Date of Original (Month/Year)

===============================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

              Vice President Legal Affairs and Corporate Secretary
      --------------------------------------------------------------------
===============================================================================
7. Individual or Joint/Group Filing  (Check applicable line)

   [ X ] Form Filed by One Reporting Person

   [   ] Form Filed by More than One Reporting Person

===============================================================================
           Table I - Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===============================================================================

-----------------------------------------------------------------------------------------------------------------------------------
 1.Title of Security   2.Transaction   3.Transaction   4.Securities Acquired   5.Amount of        6.Ownership       7.Nature of
   (Instr. 3)            Date            Code            (A) or Disposed of      Securities         Form:             Indirect
                         (Month/Day/     (Instr. 8)      (D)(Instr. 3,4          Beneficially       Direct (D)        Beneficial
                         Year)                           and 5)                  Owned at End       or Indirect       Ownership
                                      --------------   ----------------------    of Month           (I)               (Insr. 4)
                                       Code      V     Amount  (A) or   Price    (Instr. 3          (Instr. 4)
                                                               (D)               and 4)
-----------------------------------------------------------------------------------------------------------------------------------

    Common Stock         02/29/00      P               67(1)     A      $46.1125  67                  D
-----------------------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

*   If the Form is filed by more than one reporting person, see Instruction
    4(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)

===============================================================================
  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative   2.Conver-     3.Trans-    4.Trans-    5.Nubmer of      6.Date Exer-      7.Title and Amount   8.Price of
  Security (Instr. 3)     sion or       action      action      Derivative       cisable and       of Underlying        Deriv-
                          Exercise      Date        Code        Securities       Expiration        Securities           ative
                          Price of      (Month/     (Instr.     Acquired         Date              (Instr. 3 and 4)     Security
                          Deriv-        Day/        8)          (A) or           (Month/Day/      -----------------     (Instr.
                          ative         Year)     ---------     Disposed         Year)            Title   Amount or     5)
                          Security                Code   V      of (D)         ---------------            Number of
                                                                (Instr. 3,     Date     Expir-            Shares
                                                                4 and 5)       Exer-    ation
                                                              ------------     cisable  Date
                                                               (A)    (D)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               04/01/00             Stock
Common Stock Options     $51.125       12/01/99   A            10,000          (2)       12/01/09   Options  10,000      $51.125
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------
9.Number      10.Owner-    11.Nature
  of Der-        ship         of
  ivative        Form of      Indirect
  Secur-         Deriv-       Bene-
  ities          ative        ficial
  Bene-          Secur-       Owner-
  ficially       ity:         ship
  Owned          Direct       (Instr.
  at End         (D) or       4)
  of             Indirect
  Month          (I)
  (Instr. 4)     (Instr.
                 4)
-------------------------------------------
82,500
(3)              D
-------------------------------------------


-------------------------------------------


-------------------------------------------

==========================================

 Explanation of Responses:
(1) The Common Stock was acquired under the Corporation's Employee Stock Purchase Plan, whereby participants may purchase shares at a discount price.
(2) The Stock Options shall vest in equal quartly installments for a period of three years from the date of grant.
(3) The total Derivative Securities vest in accordance with each specific stock option grant.

               /s/  Amy Aguilar-Brown                       March 10, 2000
            ------------------------------------------    ---------------------
             ** Signature of Reporting Person               Date




** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is provided is insufficient, See Instruction 6 for procedure.